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                                                                     Exhibit 3.2





                         ADVANTA BUSINESS SERVICES CORP.


                     ACTION BY UNANIMOUS CONSENT IN WRITING
                            OF THE BOARD OF DIRECTORS

                           DATED AS OF OCTOBER 1, 1997


        The undersigned, constituting all the members of the Board of Directors of Advanta Business Services Corp. (the "Corporation"), by unanimous consent in writing, without the formality of convening a meeting, do hereby consent to the following actions, namely the adoption of the following resolutions:


AUTHORIZATION FOR FILING OF A SHELF REGISTRATION AND
FOR THE SALE OF EQUIPMENT LEASING ASSET BACKED
SECURITIES USING A MASTER FINANCING FACILITY

WHEREAS, the Corporation's long-term strategic plans includes the periodic securitization of equipment leases and loans;

WHEREAS on May 1, 1997, the Corporation created a Master Business Receivables Asset-Backed Financing Facility (the "Master Financing Facility") authorized to issue series of asset backed notes or certificates;

WHEREAS, it is in the Corporation's best interest to issue notes or certificates representing an undivided interest in the Master Financing Facility and thus, create a new series (each such series, a "Series");

WHEREAS, the Securities and Exchange Commission (the "SEC") has adopted amendments to the rules promulgated pursuant to the Securities Act of 1933 (the "Act"), which amendments permit the use of Form S-3 to register investment grade asset backed securities and permit the registration of investment grade asset backed securities under Rule 415 of the Act pursuant to which securities can be offered on a delayed or a continuous basis; and

WHEREAS, the Corporation deems it desirable to file a shelf registration statement (the "Shelf Registration") to establish up to $1 billion to be the initial face amount of securities



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eligible to be offered and sold from the Master Financing Facility in offerings registered under the Act;

WHEREAS, the Corporation deems it desirable to file an S-1 Registration in the amount of up to $500 million of securities eligible to be offered and sold in an offering registered under the Act from the Master Financing Facility if the SEC does not approve the Corporation's S-3 Registration for whatever reason;

WHEREAS, the Corporation deems it desirable, at the present time, to effect the securitization of up to $500 million of equipment lease receivables with certain of the securities to be offered in a public transaction to be offered and sold under the Shelf Registration or S-1 Registration, and certain subordinate classes of the securities to be offered and sold in a transaction which is expected to be exempt from registration with the Securities and Exchange Commission (together, the "Transaction");

NOW, THEREFORE, BE IT AND IT IS HEREBY RESOLVED AS FOLLOWS:

That any Senior Vice President, Vice President, Chief Financial Officer, the Secretary or any Assistant Secretary (individually a "Designated Officer" or collectively, the "Designated Officers") of the Corporation are hereby authorized and empowered (either alone or in conjunction with any one or more of the other Designated Officers of the Corporation)to negotiate, execute and deliver, for and in the name of the Corporation, agreements relating to filing of the Shelf Registration or S-1 Registration or any other requested or required documentation for the Transaction, which may include but is not limited to:


(1)     the Shelf Registration or S-1 Registration;

(2) a form of prospectus and the prospectus supplement included in the Shelf Registration or S-1 Registration; and

(3) any exhibit required to be included in the Shelf Registration or S-1 Registration pursuant to the rules and regulations of the SEC,

(4) the transfer and assignment to the Master Financing Facility of equipment lease receivables and related assets necessary or convenient for the completion of the Transaction;


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(5)     a supplement to the Master Financing Facility, which stipulates the terms and conditions of the Transaction (the "Supplement") to be entered into with the Trustee;

(6) an agreement for the provision of a letter of credit, cash collateral account, insurance wrap, or other form of credit enhancement, or a collateral/loan agreement related to the private placement of a subordinate interest in the Master Financing Facility (any such device, an "Enhancement") to support the Transaction, as may be deemed necessary and approved by any Designated Officer (the "Enhancement Agreement") ;

(7) the establishment of a reimbursement account or other account for the benefit of the provider of Enhancement;

(8) an underwriting agreement or agreements entered into with such underwriter(s) as the Corporation may engage; and

(9) a depository agreement entered into with The Depository Trust Company as depository for the Transaction;


such documents, where applicable, to be similar in the forms to previous Commercial Paper Conduit Transactions, and with such modifications as may be deemed necessary or appropriate to reflect the specific needs of the Corporation as determined by any of the following; Charles Podowski, Chairman of the Board, Michael Rehling, Senior Vice President, Cole Silver, Senior Vice President and Secretary, Edward Millman, Senior Vice President and Chief Financial Officer or Michael Coco, Vice President, the Designated Officers, such determination and approval to be conclusively evidenced by the execution of any such agreement by any Designated Officer.

RESOLVED, that the Board hereby adopts the form of resolution required under any applicable Blue Sky or securities law to be adopted in connection with any application for registration or qualification (or exemption therefrom) of any securities to be sold in connection with the Shelf Registration or S-1 Registration, and the Transaction, or any consent to service of process or other requisite paper or document required to be filed in connection therewith, if (1) in the opinion of any of the Designated Officers the adoption of such resolution is necessary or advisable, and (2) the Secretary of the Corporation evidences



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such adoption by inserting in the minutes a copy of such resolution which will thereupon be deemed to be adopted by the Board with the same force and effect as if specifically presented to a duly called meeting of the Board.

RESOLVED, that each of the Designated Officers, acting individually, is hereby authorized to execute any security or collateral interest to be issued pursuant to a Supplement.

RESOLVED, that the Board hereby authorizes the proper officers of the Corporation, including but not limited to the Designated Officers, to deliver to one or more of the nationally recognized statistical rating organizations such information, certificates or other documents as any of such officers may deem necessary or appropriate in order to obtain the highest investment grade long term certificate rating for the most senior class of certificates for the Series issued in connection with the Transaction.

RESOLVED, that the appropriate officers are hereby authorized to establish such collection accounts, distribution accounts, cash collateral accounts, reimbursement accounts, and such other series accounts as may be desirable, at the Trustee or other eligible institution, for the Master Financing Facility and for the Series issued in connection with the Transaction.

RESOLVED, that any Designated Officer is hereby authorized to approve the interest rate on any class of certificates for the Series issued in connection with the Transaction.

RESOLVED, that any Designated Officer is hereby authorized to approve the purchase price for any class of certificates for the Series issued in connection with the Transaction.

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to cause the Corporation to pay any and all expenses and fees arising in connection with the filing of the Shelf Registration or the S-1 Registration as applicable, the amendment of the Master Financing Facility, if necessary, and the Transaction contemplated by the foregoing resolutions.

RESOLVED, that the Board hereby authorizes any Designated Officer to retain such financial printer, accounting firm or firms, law firm or firms as such officer deems appropriate to represent the Corporation and/or to serve as special tax counsel to the


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Corporation in connection with the Corporation's participation in the filing of the Shelf Registration or the S-1 Registration as applicable, the amendment of the Master Financing Facility, as necessary, and the execution of the Transaction contemplated by the Supplement.

RESOLVED, that the appropriate officers are hereby authorized to file with the SEC a preliminary prospectus and prospectus supplement and any supplements thereto and a final prospectus and prospectus supplement and any supplements thereto describing the Transaction and the Corporation's equipment leasing and financing activities and equipment leasing receivables, to be used in connection with the offer and sale of the Series related to the Transaction and such prospectuses and prospectus supplements are hereby approved in the form and containing such matters as may be approved by any of the Designated Officers, acting individually.

RESOLVED, that the Designated Officers, and such other officers or assistant officers of the Corporation as may be designated by the Designated Officers, are hereby authorized and directed to take all such further actions, including but not limited to the delivery of certificates or other documents, as any of such officers may deem necessary or appropriate in order to consummate the transactions contemplated by, or to perform any of the Association's obligations under, any agreement or document called for or contemplated by any of the foregoing resolutions.



/s/ Dennis Alter                    /s/ Alex W. Hart
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Dennis Alter                        Alex W. Hart


/s/ David D. Wesselink              /s/ Charles H. Podowski
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David D. Wesselink                  Charles H. Podowski